Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Katapult Holdings, Inc. of our report dated March 25, 2026, relating to the consolidated financial statements of CCF Holdings LLC as of December 31, 2025 and 2024 and for each of the years in the three year period ended December 31, 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Greenville, South Carolina
June 18, 2026